Exhibit 4.1

Marvell Technology Group Ltd.,

as Issuer

and

U.S. Bank National Association,

as Trustee

4.200% Senior Notes due 2023

and

4.875% Senior Notes due 2028

Second Supplemental Indenture

Dated as of April 15, 2021

to

Indenture

Dated as of June 22, 2018

SECOND SUPPLEMENTAL INDENTURE, dated as of April 15, 2021 (“Second Supplemental Indenture”), by and between Marvell Technology Group Ltd., a Bermuda exempted company (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of June 22, 2018 (the “Base Indenture”), as amended by the First Supplemental Indenture, dated as of June 22, 2018 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”) providing for the issuance of 4.200% Senior Notes due 2023 and 4.875 Senior Notes due 2028 (each, a “Series,” and collectively, the “Notes”);

WHEREAS, Section 902 of the Base Indenture provides that the Indenture may be amended or supplemented with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected by such supplemental indenture, subject to certain exceptions set forth in Section 902 (not applicable to the amendments to the Indenture to be effected by this Second Supplemental Indenture), which require the affirmative consent of each Holder affected thereby;

WHEREAS, Marvell Technology, Inc. (“MTI”), on behalf of the Company, has solicited, and has received, upon the terms and subject to the conditions set forth in the exchange offering memorandum and consent solicitation statement, dated April 5, 2021 (the “Offering Memorandum”), consents (“Consents”) from eligible Holders of a majority in principal amount of each Series of then Outstanding Notes (the “Consenting Holders”) to the amendments of certain provisions of the Indenture as set forth in Section 4 hereof;

WHEREAS, in accordance with Section 902 of the Base Indenture, the Consenting Holders, by delivery of their Consents, have permitted and approved any and all conforming changes, including conforming amendments, to the Notes and any related documents and any documents appended thereto that may be required by, or as a result of, this Second Supplemental Indenture; and

WHEREAS, all things necessary to make this Second Supplemental Indenture a valid and binding agreement of the parties, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done, and the execution and delivery of this Second Supplemental Indenture have been duly authorized in all respects and, pursuant to Section 902 of the Base Indenture, the Company and the Trustee are authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.

Definitions. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Indenture, unless otherwise indicated. To the extent terms are defined in both this Second Supplemental Indenture and the Indenture, the applicable definition in this Second Supplemental Indenture shall control. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

2.

Relationship with Indenture. The terms and provisions contained in this Second Supplemental Indenture will constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of this Second Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. The Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument. In the event that any provision of this Second Supplemental Indenture expressly limits, qualifies or conflicts with a provision of the Indenture, such provision of this Second Supplemental Indenture shall control.

3.	Effectiveness; Conditions Precedent.

(a)

The Company represents and warrants that each of the conditions precedent to the amendment and supplement of the Indenture (including such conditions pursuant to Article IX of the Base Indenture) have been satisfied in all respects. Pursuant to Section 902 of the Base Indenture, the Consenting Holders of each Series of Notes, voting as a single class, have consented to the amendments set forth in Section 4 hereof with respect to each Series of Notes and the Indenture and have authorized and directed the Trustee to execute this Second Supplemental Indenture. The Company and the Trustee are on this date executing this Second Supplemental Indenture, which will become effective on the date hereof.

(b)

The amendments set forth in Section 4 hereof shall become operative, and the terms of the Indenture and each Series of Notes shall be amended as provided for in Section 4 below, upon written notice from the Company to the Trustee that MTI has made the Consent Payment (as defined in the Offering Memorandum) to each of the Consenting Holders whose Consent has been accepted by MTI in accordance with the terms of the Offering Memorandum. If the Trustee receives written notice from the Company that the Consent Payment has not been made in accordance with the terms of the Offering Memorandum, this Second Supplemental Indenture shall terminate immediately without any amendments contained in Section 4 hereof becoming or remaining operative, as applicable, and without the need for further action hereunder or thereunder.

4.

Indenture Amendments. Pursuant to Section 902 of the Base Indenture, and subject to Section 3(b) of this Second Supplemental Indenture, the Indenture and each Series of Notes are hereby amended as follows:

(a)	Section 403 (Purchase of Notes upon a Change of Control Repurchase Event) of the First Supplemental Indenture is deleted in its entirety and replaced with “Reserved.”

(b)	Section 501 (Limitation on Liens) of the First Supplemental Indenture is deleted in its entirety and replaced with “Reserved.”

(c)	Section 502 (Limitation on Sale and Leaseback Transactions) of the First Supplemental Indenture is deleted in its entirety and replaced with “Reserved.”

(d)	Sections 503(a)(3), (4), (5), (6), (7) and (8) (“Events of Default”) of the First Supplemental Indenture are each deleted in their entirety and replaced with “Reserved.”

(e)	Section 801 (Company May Merge or Transfer Assets Only on Certain Terms) of the Base Indenture is deleted in its entirety and replaced with “Reserved.”

(f)	Section 1008 (Provision of Financial Information) of the Base Indenture is deleted in its entirety and replaced with “Reserved.”

5.

Conforming Changes. In accordance with Section 902 of the Base Indenture, the Consenting Holders, by delivery of their Consents, permit and approve any and all conforming changes, including conforming amendments, to the Series of Notes to which their Consents relate and any related documents and any documents appended thereto that may be required by, or as a result of, this Second Supplemental Indenture.

6.

Notes. Each Series of Notes, with effect on and from the date hereof, shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Series of Notes consistent with the terms of the Indenture, as amended by this Second Supplemental Indenture.

7.

Ratification of the Indenture; Second Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. Upon and after the execution of this Second Supplemental Indenture, each reference to the Indenture or the Notes in the Indenture or the Notes shall mean and be a reference to the Indenture or the Notes as modified hereby after giving effect to this Second Supplemental Indenture.

8.

Counterparts; Electronic Signatures and Delivery. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Second Supplemental Indenture or in any certificate, agreement or document related to this Second Supplemental Indenture shall include electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law. Delivery of an executed counterpart signature page of this Second Supplemental Indenture in .pdf format and by e-mail or telecopy or another method or system specified by the Trustee shall be effective as delivery of a manually executed counterpart of this Second Supplemental Indenture. The Company assumes all risks arising out of the use of electronic signatures and electronic methods to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized notice and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that a notice in the form of an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic notice.

9.	Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.

Recitals by the Company. The recitals in this Second Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Notes. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full.

11.

Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby

12.	Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Jean Hu
Name: Jean Hu
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ David Jason
Name: David Jason
Title: Vice President